Exhibit 10.8

EMPLOYMENT AGREEMENT DATED AUGUST , 2020

Dear Yoav,

Further to our recent discussion on these matters, JFrog Ltd. (the “Company”) has decided to enter into this new and updated Employment Agreement (including its exhibits) which replaces any and all other agreements, representations and understandings between the parties in respect of your employment with the Company, including that certain prior Employment Agreement effective as of September 1st, 2020.

Just to clarify, the Company hereby acknowledges and agrees that you have continuously been employed by the Company from January 1st, 2010 (i.e., the original date of your employment with the Company, referred herein as the “Original Date”) and that nothing in this Agreement shall be interpreted or implemented in a manner that would deprive you from any rights accumulated in your favor during such continuous employment, and that for the purpose of calculating any rights that are cumulative in nature, whether under any applicable law or under this Agreement, the “Effective Date” of your employment hereunder shall be deemed to be the Original Date.

You shall continue to be employed by the Company in the position of Chief Technology Officer (the “Position”). In your position you will continue to be reporting to the Chief Executive Officer of the Company. Your designated supervisor may change from time to time in accordance with structural changes within the Company.

You terms will be subject to and governed by the Company’s Compensation Policy for Directors and Officers, as in effect from time to time (the “Compensation Policy”). Set forth below is a table summarizing the specific terms of your employment with the Company (the “Specific Terms”) as of the Agreement Date. The general terms and conditions of your employment (the “General Terms”, together with the Specific Terms, and the ancillary forms and exhibits attached hereto constitute your employment agreement with the Company (collectively, the “Employment Agreement”) with the Company are set forth in the pages following this document.

Please review carefully both the “Specific Terms” and the “General Terms”. Once you fully understand the terms and conditions set forth herein and agreed to all the terms and conditions, you are kindly requested to sign this document and the ancillary forms attached hereto and return them to the Company. Your execution of this document constitutes your agreement to both the “Specific Terms” and the “General Terms”.

1.	Employee Personal Details	Full Name: Yoav Landman I.D. Number: Address: Telephone Number (cell): E-mail:

2.	Agreement Date:	August , 2020

3.	Scope of Work	Full Time

4.	Total Monthly Salary:	NIS 90,000

5.	Notice Period (by the Company or the Employee)	Per applicable law.

6.	Pension Insurance	☑ Entitled under Section 14 Arrangement- pursuant to Employee’s choice and in accordance with the General Terms.

7.	Keren Hishtalmut (Educational Fund)	☑ Entitled- in accordance with Section 3.3 of the General Terms.

8.	Vacation Days	20 vacation days per year, which shall increase from time to time according to the applicable law.

9.	Maximum No. of Accrued Vacation Days	limited to 20 days in the aggregate.

10.	Sick Leave Days per Year	Per Applicable Law.

11.	Recreation Pay	Per Applicable Law.

12.	Travel Expenses	NIS 5,500

13.	Termination Agreements	1. Severance Payment- A lump sum cash payment equal to the difference between (i) (X) six times the Monthly Salary of the month preceding the termination date plus (Y) six months’ of any applicable social and other benefits provided under this Employment Agreement; and (ii) (A) unless the Employee was required to work during the Notice Period, the value of the Notice Period (whether paid to the Employee as salary during the Notice Period or redeemed, in accordance with the terms hereof) (plus (B) any amounts accrued in the funds under the Section 14 Arrangement as of the termination date, in accordance with the General Terms.

2. Change in Control- The difference between (i) (A) 12 times the Monthly Salary of the month preceding the termination date plus (B) the value of twelve months’ payments of all social and other benefits provided under this Employment Agreement, plus (C) (X) Employee’s target Annual Bonus as in effect for the applicable fiscal year, multiplied by (Y) a ratio where the numerator is the number of full days during the applicable fiscal year that the Employee was employed by the Company and the denominator is three hundred and sixty five (365), and (ii) (Z) unless the Employee was required to work during the Notice Period, the value of the Notice Period (whether paid to the Employee as salary or redeemed, in accordance with the terms hereof)plus (AA) any amounts accrued in the funds under the Section 14 Arrangement as of the termination date, in accordance with the General Terms.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

Company:	Employee:

JFROG LTD.	YOAV LANDMAN

By:	Print Name:
Name:	Signature:
Title:

General Terms and Conditions of Employment with the Company

1.    Time and Attention

1.1.    The Employee will be employed pursuant to the scope of Work set forth in the Specific Terms. The Employee shall devote all necessary time and attention to the business of the Company and shall perform his/her duties diligently and promptly for the benefit of the Company.

1.2.    The Employee is aware that the employment relationship between the Employee and the Company is based on trust and the availability to work at irregular and flexible hours. The scope and requirement of the Employee’s position shall require the Employee, from time to time, to work beyond the regular work hours, and also on irregular days. In addition, as part of the Position the Employee may be required to travel and stay abroad from time to time. The Employee agrees that while the Employee is abroad the Employee shall serve as a senior representative of the Company, a position which requires a special degree of personal trust, and therefore, in such special circumstances, the provisions of the Working Hours and Rest Law shall not apply to the Employee’s employment under this Employment Agreement. The Employee acknowledges that while the Employee is abroad, the Employee shall be required to work overtime hours, including during late hours and during weekly hours of rest, and that the Employee shall not be granted any additional compensation with regard to such overtime hours. The Employee acknowledges that the monetary implications of this provision have been taken into account in his decision to engage in this Employment Agreement

2.    Remuneration and Benefits

2.1.    Salary

2.1.1.    Subject to and in consideration of the Employee’s fulfillment of his/her obligations in pursuance of this Employment Agreement, the Company shall pay the Employee an aggregate monthly amount salary in the amount as set forth in the Specific Terms (the “Monthly Salary”). The Monthly Salary only shall serve as the sole basis for calculating pension rights and severance pay contributions, and it is specifically agreed that no other payment or benefit shall be considered as a basis for such calculation. The Monthly Salary shall be payable until the 9th of each month, for the previous month.

2.1.2.    An amount equal to 10% of the Monthly Salary shall be considered as special compensation paid for the Employee’s obligations set forth in Exhibit A attached hereto (Confidentiality, Non-Compete, Proprietary and Inventions Assignment Agreement), including without limitation in connection the assignment of inventions to the Company, and the non-compete undertakings (the “Special Compensation”).

2.1.3.    Israeli income tax and other applicable withholding taxes with respect to the Monthly Salary and any other benefits (as applicable) shall be deducted from the Monthly Salary and any other benefits (as applicable) by the Company at source.

2.2.    Pension Insurance and Severance.

2.2.1.    Pension. The Company shall insure the Employee under a pension arrangement at the Employee’s choice (Managers Insurance, pension fund or a combination of both). The Company shall contribute, on a monthly basis, the amounts set forth below (the “Company Contributions”) and the Employee shall contribute, on a monthly basis, the amounts set forth below (the “Employee Contributions”), which amounts shall be deducted from the Salary

2.2.1.1.    Company Contributions:

(i)    If for pension fund: severance - 8.33% of the Salary; pension - 6.5% of the Salary.

(ii)    If for managers insurance: severance - 8.33% of the Salary; disability insurance - up to 2.5% of the Salary (for insurance of 75% of the Salary); pension - the difference between 6.5% of the Salary and the actual percentage contributed for disability insurance, provided that the contributions for pension shall not be less than 5% of the Salary or more than 7.5% of the Salary.

2.2.1.2.    Employee Contributions: 6% of the Salary towards pension.

2.2.2.    Section 14 Arrangement. The parties hereby adopt the provisions of the General Approval Regarding Payments by Employers to a Pension Fund and Managers insurance in lieu of Severance Pay, as attached to this Employment Agreement as Exhibit B (the “General Approval”). The Company waives any right that it may have for the repayment of any monies paid by it to the insurance and/or the pension fund, unless the right of the Employee to severance has been revoked by a judicial decision, under Section 16 or 17 of the Severance Pay Law (to the extent of such revocation) or in case the Employee withdrew monies from the insurance and/or the pension fund for any reason other than death, disability or retirement at the age of sixty or thereafter. The Employee hereby acknowledges and confirms that the Company’s contributions towards the insurance and/or the pension fund are and shall be in lieu of any severance pay to which the Employee shall be entitled according to Section 14 of the Severance Pay Law, and in accordance with the General Approval (the “Section 14 Arrangement”).

2.3.    Study Fund (Keren Hishtalmut).

2.3.1.    The Company shall contribute an aggregate monthly amount equal to 7.5% of the Monthly Salary for contributions towards a recognized advanced study fund as shall be selected by the Employee (Keren Hishtalmut) (the “Advanced Study Fund”). The Employee shall contribute, and for that purpose, the Employee hereby irrevocably authorizes and instructs Company to deduct from his/her Monthly Salary at source, an aggregate monthly amount equal to 2.5% of the Monthly Salary for contributions as Employee’s participation in such Advanced Study Fund.

2.3.2.    To the extent Monthly Salary exceeds the recognized ceiling for withholdings that are exempted from taxes under the provisions of applicable law in effect from time to time (the “Advanced Study Fund Ceiling”), the foregoing contributions by the Company and by the Employee as set forth in Sections 3.3.1 and 3.3.2 above shall be calculated on the basis of the Advanced Study Fund Ceiling only.

2.3.3.    The Employee shall be responsible for any tax imposed in connection with contributions to the Advanced Study Fund, if any.

2.3.4.    Upon the termination of the Employee’s employment, the Company shall release to the Employee the amounts then accumulated in such fund, except that in the event of termination for Cause (as defined below), those portions of such fund constituting the Company’s contributions, shall not be released to the Employee.

2.4    .Vacation; Sick Leave; Recreation Pay

2.4.1.    The Employee shall be entitled to paid vacation days during each year of his/her employment as set forth in the Specific Terms. Each such leave shall be coordinated with the supervisor with reasonable consideration to the needs of the Company. The Employee shall be obliged to take at least five (5) paid vacation days during each year of the Employee’s employment, as prescribed by law. The Employee will make every effort to exercise his annual vacation; provided however, if the Employee is unable to utilize all the vacation days by the end of a calendar year, he/she shall be entitled to accumulate the unused balance of the vacation days standing to his or her credit up to the Maximum Amount set forth in the Specific Terms. For the avoidance of doubt, any unused vacation days in excess of the Maximum Amount are canceled and are not redeemable in any event.

2.4.2.    The Employee shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law of 1976.

2.4.3.    The Employee shall be entitled to recreation pay (Dmey Havra’a) per year in accordance with the Israeli applicable law and regulations with respect to such pay.

2.5.    Travel Expenses. The Employee shall be entitled to a monthly sum as travel expenses as set forth in the Specific Terms, in accordance with applicable law. For the avoidance of doubt, such Travel Expenses shall not be deemed part of Employee’s Monthly Salary for the purpose of calculating any social entitlements or rights..

2.6.    Termination Agreements

2.6.1.    Severance. To the extent this Employment Agreement is terminated by the Company not for Cause, Employee shall be entitled to a lump sum in the amount set forth in the Specific Terms.

2.6.2.    Change in Control. To the extent this Employment Agreement is terminated by the Company not for Cause or by Employee for Good Reason during the three (3) months period prior to, or twelve (12) months following, a Change in Control Event, Employee shall be entitled to a certain lump sum and other benefits, as set forth in the Specific Terms.

2.6.3.    Definitions

2.6.3.1.    “Cause” shall mean the occurrence of any of the following: (i) the Employee’s willful breach of any obligations the Confidentiality, Non-Compete, Proprietary and Inventions Assignment Agreement; (ii) the Employee’s willful misconduct that is materially injurious to any member of the Company Group; (iii) the Employee’s conviction of, or plea of nolo contendere to, a crime that constitutes a felony under applicable law or involving fraud, embezzlement or any other act of moral turpitude; provided that, with respect to clause (i) of this Section 3.6.3.1, if such conduct is susceptible to cure (as determined by the Company’s Board of Directors in good faith), the Employee shall have failed to cure such Cause to the Company’s reasonable satisfaction within thirty (30) days of receipt of a written notice setting forth in reasonable detail the nature of such Cause. In the event that the conduct constituting Cause with respect to clause (i) of this Section 3.6.3.1 is not subject to cure in the good faith determination of the Board, then the right to cure and applicable notice period will not apply

2.6.3.2.    “Change in Board Event” means any time at which individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that any individual becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Company’s Board of Directors.

2.6.3.3.    “Change in Control” shall mean the occurrence of any of the events: (i) a sale of all or substantially all of the assets of the Company, or a sale (including an exchange) of all or substantially all of the shares of the Company, to any person, or a purchase by a shareholder of the Company or by an affiliate of such shareholder, of all the shares of the Company held by all or substantially all other shareholders or by other shareholders who are not affiliated with such acquiring party; (ii) a merger (including, a reverse merger and a reverse triangular merger), consolidation, amalgamation or like transaction of the Company with or into another corporation; (iii) a scheme of arrangement for the purpose of effecting such sale, merger, consolidation, amalgamation or other transaction; or (iv) a Change in Board Event. Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended. Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.6.3.4.    “Company Group” means the Company and any subsidiaries of the Company.

2.6.3.5.    “Good Reason” shall mean the termination of the Employee’s employment with the Company Group by the Employee in accordance with the next sentence after the occurrence of one or more of the following events without the Employee’s express written consent: (i) a material reduction of the Employee’s title, duties, authorities, or responsibilities relative to the Employee’s duties, authorities, or responsibilities in effect immediately prior to the reduction;(ii) a reduction by a Company Group member in the Employee’s rate of annual base salary by more than ten percent (10%); provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company Group members by up to 10% will not constitute “Good Reason”; (iii) a material change in the geographic location of the Employee’s primary work facility or location by more than thirty-five (35) miles from the Employee’s then present location; provided, that a relocation to a location that is within thirty-five (35) miles from the Employee’s then-present primary residence will not be considered a material change in geographic location, or (iv) failure of a successor corporation to assume the obligations under this Agreement. In order for the termination of the Employee’s employment with a Company Group member to be for Good Reason, the Employee must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of written notice (the “Cure Period”), the grounds must not have been cured during that time, and the Employee must terminate the Employee’s employment within thirty (30) days following the Cure Period..

2.7.    Annual Bonus. Employee will be eligible to earn an annual cash bonus, based upon the achievement of certain targets and goals to be established annually by the Company, equal to the percentage of Employee’s aggregate Monthly Salary earned during such year and to be paid as set forth in Exhibit C attached hereto (the “Bonus”). The Bonus amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. The bonus shall be determined in accordance with and subject to the terms and conditions of the Compensation Policy and the individual bonus policy attached hereto as Exhibit C (the “Bonus Policy”), provided that such Bonus Policy may be adjusted from time to time by the Board in its sole discretion. Bonuses will become earned and payable to you in accordance with terms of the Bonus Policy, provided that in no event will any bonus be paid to you after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which such bonus is earned or (ii) March 15 following the calendar year in which such bonus is earned. Nothing in this clause shall be construed as Company’s commitment to Employee to grant any bonus payments at any time, other than as explicitly set forth herein. Any bonus grant shall not form any commitment to Employee of any kind. Moreover, Employee waives any claim to custom regarding the bonus. For the avoidance of any doubt, any bonus granted pursuant to this clause will not form part of Employee’s social benefits and will not be taken into account for the purpose of calculating the allocations to the pension insurance, Employee’s social rights and other benefits of any kind, as applicable.

3. Term	and Termination

3.1.    Termination Not For Cause. Either party may terminate this Employment Agreement and the employment relationship without Cause (as defined below) by providing a prior written notice as set forth in the Specific Terms (the “Notice Period”). During the Notice Period, whether notice has been given by the Employee or by the Company, the Employee shall continue to render his/her services to the Company unless instructed otherwise by the Company, and shall cooperate with the Company and use his/her best efforts to assist the integration into the Company organization of the person or persons who will assume the Employee’s responsibilities and duties.

3.1.1.    Waiver of Actual Work. Nonetheless, the Company shall be entitled, at any time prior to the expiration of the Notice Period: (i) to waive the Employee’s actual work during the Notice Period, in which event the Company shall pay to the Employee during the remainder of the Notice Period the payments payable to the Employee under Section 3 above and as set forth in the Specific Terms; or (ii) to immediately terminate this Employment Agreement and the employment relationship, at any time prior to the expiration of the Notice Period, in which event the Company shall pay the Employee upon termination of the Employment Agreement and the employment relationship the value of the Monthly Salary during the remainder of the Notice Period.

3.2.    Termination for Cause. The Company may immediately terminate this Employment Agreement and the employment relationship at any time for Cause without Notice Period or any compensation in lieu of Notice Period and/or severance pay (subject to applicable law).

4.    Confidentiality, Non-Compete, Proprietary and Inventions Assignment

4.1.    The Employee shall, simultaneously herewith, execute the Confidentiality, Non-Compete, Proprietary and Inventions Assignment Agreement, attached hereto as Exhibit A. For the removal of any doubt, execution of such agreement by the Employee - is a condition precedent to this Agreement becoming effective.

4.2.    The Employee shall keep the contents of this Employment Agreement confidential and not to disclose the contents of this Employment Agreement to any third party without the prior written consent of the Company.

5.    Employee Representations and Warranties

5.1.    The Employee represents and warrants to the Company that: (i) the execution and delivery of this Employment Agreement and the fulfillment of the terms hereof: (a) will not constitute a default under or breach of any agreement or other instrument to which he/she is a party or by which he is bound, including without limitation, any confidentiality or non-competition agreement; (b) do not require the consent of any person or entity; (ii) no provision of any agreement or other document the Employee is a party to or is bound to as a result of his/her prior or current engagement with third parties, or to his/her knowledge, any law, or regulation, prohibits him from entering into this Employment Agreement; and (iii) shall not utilize during the term of his/her employment any proprietary information of any third party, including prior employers of the Employee. Employee acknowledges that the Company is relying on the Employee’s representations under this section upon entering into this Employment Agreement and any misrepresentation under this section by Employee shall constitute a material breach of this Employment Agreement.

5.2.    The Employee shall at all times comply with the Company’s policies, procedures and objectives, as in effect from time to time, and shall adhere to any applicable law or provision pertaining to his/her employment.

5.3.    The Employee shall immediately and without delay inform the Company of any affairs and/or matters that might constitute a conflict of interest with the Employee’s Position and/or employment with Company and/or the interests of the Company.

5.4.    The Employee acknowledges and agrees that personal information related to him/her and the Employee’s terms of employment at the Company, as shall be received and held by the Company will be held and managed by the Company, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad. The information will be collected, retained, used, and transferred for legitimate business purposes and to the reasonable and necessary scope only for the following purposes: human resources management, business management and customer relations, assessment of potential transactions and relating to such transactions, compliance with law and other requests and requirements from government authorities and audit, compliance checks and internal investigations.

6. Company	Computers; Mobile Phone; Privacy

6.1.    For the performance of the Employee’s duties, the Company may allow the Employee to use the Company’s computer equipment and systems, including any desktop computer, laptop, software, hardware, Internet server and professional e-mail account (the “Computers”). The Employee acknowledges and agrees that the Company may allow others to use the Computers.

6.2.    Subject to the Company’s policies as may be in effect from time to time, the Employee: (i) shall not store personal files on the Computers (except on folders clearly labeled by the Employee as “Personal”); and (ii) the Employee may not store the Company’s files on personal or external storage space.

6.3.    The e-mail account assigned to the Employee is strictly a professional one and shall be strictly used for professional matters. For personal matters the Employee may use external email services (such as Gmail).

6.4.    The Employee acknowledges and agrees that in order to maintain the security of the Computers and to protect the Company’s legitimate interests, the Company shall have the right to monitor, inspect and review the Employee’s activity on the Computers, including usage habits and content transmission, and to collect, copy, transfer and review content stored on the Computers, including, emails, electronic communications, documents and other files, all findings of which shall be admissible as evidence in any legal proceedings. In light of the Employee’s understanding of the above, the Employee shall have no right to privacy in any content of the Computers, except with respect to folders which contain private information and which are clearly labeled by the Employee as “Personal”.

6.5.    Sections 7.2-7.4 above shall apply also with respect to mobile phone provided to the Employee by the Company (if provided) and the Employee’s personal mobile phone when used for the purpose of fulfilling the Employee’s work, with respect to unique professional apps, professional WhatsApp groups or other professional media or massaging groups and the Employee’s professional e-mail account.

6.6.    The Employee acknowledges and agrees that during the course of the Employee’s employment by the Company, the Company shall collect, receive and make use of certain personal information related to the Employee (such as Employee’s contact details, family status, salary, bank account-related information, etc.) (the “Information”). Collecting, receiving, using and processing the Information shall be at the minimum extent required to manage the Company’s employees or to meet the Company’s legal obligations. The Company shall be entitled to transfer the Information to third parties, including those located abroad, for the aforesaid purposes or in the course of a potential transaction (such as acquisition, merger or sale of asset).

6.7.    The Employee acknowledges that the Company’s facilities are covered by security cameras, the locations of which have been identified to the Employee. The location of the cameras may change from time to time. The use of cameras in the Company’s facilities is for security purpose and such cameras shall not be used for monitoring personal workspaces (except in cases permitted by law)

7.    Miscellaneous. (i) This Employment Agreement constitutes the entire understanding and agreement between the parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent written document executed by both parties hereto; (ii) the Company may assign or transfer this Employment Agreement or any right, claim or obligation provided herein, provided however that none of the Employee’s rights under this Agreement are thereby diminished. The obligations of the Employee hereunder shall not be assignable or delegable; (iii) all notices, requests and other communications to any party hereunder shall be given or made in writing and faxed, emailed, mailed (by registered or certified mail) or delivered by hand to the respective party at the address set forth in the caption of this Employment Agreement, the Specific Terms or to such other address (or fax number or email address) as such party may hereafter specify for the purpose of notice to the other party hereto. Each such notice, request or other communication shall be effective (a) if given by fax or email, one (1) business day after such fax is transmitted to the fax number or email address specified herein with confirmation of transmission, (b) if given by mail, four days following deposit in the mail, or (c) if hand delivered, upon delivery; (iv) this Employment Agreement shall be governed by, and construed and enforced in accordance with, the laws of Israel without giving effect to principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv Israel in any dispute related to this Employment Agreement; (v) the parties hereby confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors; and (vi) this Employment Agreement includes the terms to be contained in, and constitutes, the written notice to be delivered to the Employee pursuant to the Notice to Employee and Candidate (Employment Terms and Acceptance to Work), 2002.

* * * * * * * *